UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Mobile Mini, Inc. on April 28, 2016 at 11:00 a.m., local time. The meeting will be held at the Radisson Hotel Phoenix Airport, in Phoenix, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about March 15, 2016, we made available to our stockholders of record as of such date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 and to vote using the Internet. The Notice also includes instructions on how you can receive a paper copy of your proxy materials, including the Annual Report to Stockholders, the Notice of 2016 Annual Meeting of Stockholders, the 2016 Proxy Statement, and a proxy card. If you receive your proxy materials by mail, the Annual Report to Stockholders, the Notice of 2016 Annual Meeting, the 2016 Proxy Statement, and a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report to Stockholders and the 2016 Proxy Statement via the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of 2016 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Erik Olsson

President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, April 28, 2016

TIME	11:00 a.m., local time

PLACE	Radisson Hotel Phoenix Airport 427 North 44th Street Phoenix, Arizona 85008

ITEMS OF BUSINESS

•  To elect six members of the Board of Directors to hold office, each for a term of one year;

•  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016;

•  To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement); and

•  To transact any other business that may properly come before the meeting and to approve any postponement or adjournment thereof.

RECORD DATE	You are entitled to notice of, and to vote at, the meeting if you were a stockholder of record at the close of business on March 4, 2016 (“Record Date”).

MATERIALS TO REVIEW	We are furnishing our proxy materials, including our 2016 Proxy Statement (“Proxy Statement”), form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2015 (“2015 Annual Report”), to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2016 Annual Meeting of Stockholders (“Notice of Annual Meeting”) and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting of stockholders to be held on Thursday, April 28, 2016 (“Annual Meeting”). You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone, as described in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How do I vote” in the Proxy Statement.

By order of the Board of Directors,

Christopher J. Miner, Corporate Secretary

Phoenix, Arizona

March 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on Thursday, April 28, 2016: a complete set of proxy materials relating to the

Annual Meeting, consisting of this Notice of Annual Meeting, the Proxy Statement, the 2015

Annual Report, and a Proxy Card, is available via the Internet at www.proxyvote.com.

i

4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on April 28, 2016, beginning at 11:00 a.m., local time, at the Radisson Hotel Phoenix Airport, 427 North 44th Street, Phoenix, Arizona.

The Notice of 2016 Annual Meeting of Stockholders (the “Notice of Annual Meeting”), this Proxy Statement and form of proxy card or voting instruction card were first made available to stockholders starting on or about March 15, 2016.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 4, 2016, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 44,455,587 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. The Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Web site for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the Web site. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 27, 2016.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (the “SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Annual Meeting, the Proxy Statement and the 2015 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority, under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees or the advisory vote on executive compensation, discussed later in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the record date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed

1 - Election of Director nominees	Majority of Votes Cast	No

2 - Ratification of KPMG LLP	Majority of Votes Present and Entitled to Vote	Yes

3 - Advisory Vote on Executive Compensation	Majority of Votes Present and Entitled to Vote	No

Election of Directors

The affirmative vote of the majority of votes cast at the Annual Meeting is required to elect each Director. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and, if applicable, broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast. Any Director nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee (“Governance Committee”) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In the event of a contested Director election, i.e., the number of Director nominees exceeds the number of Directors to be elected, the required vote would be a plurality of votes cast.

Ratification of KPMG LLP

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined herein). Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. For additional information see “Other Business” later in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting, the Proxy Statement and the 2015 Annual Report via the Internet?

The Notice of Annual Meeting, the Proxy Statement and the 2015 Annual Report are available via the Internet at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable costs. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8- K filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2015 governance activities. We also discuss how our stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines guide the Board and our executive management team in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•	In 2015, the Board proposed, and the stockholders approved, the phased-in declassification of the Board, to be implemented over a two-year period.

•	8 of the 9 Directors are currently independent.

•	Two additional independent members of the Board, with diverse backgrounds, were added in 2014.

•	The roles of Chairman and Chief Executive Officer (“CEO”) have been split.

•	The Chairman is an independent Director.

•	No former CEO of the Company is a Director.

•	The Company does not have a stockholder rights plan (a so-called “poison pill”).

•	The Company’s Third Amended and Restated Bylaws (“Bylaws”) require a majority voting standard for the election of Directors.

•	The Board has stock ownership guidelines for Directors and officers.

•	The Audit, Compensation and Governance Committees are currently comprised solely of independent Directors.

•	The Board has adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.

•	The Audit Committee restricts the hiring of current or former employees of our independent auditor.

•

The Board has an executive “clawback” policy to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

•

Employment agreements for our named executive officers (“Named Executive Officers” or “NEOs”) require “double trigger” provisions, whereby change in control benefits for NEOs would only be payable following a change in control if the executive was terminated without cause, for good reason or due to death or disability.

•	The Board and each of its Committees have authority to retain outside advisors.

•	The Compensation Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually.

•	There are no interlocks among the Compensation Committee members.

•	The Board and each of its Committees perform annual self-assessments.

•	Each Director attended at least 75% of the Board and Committee meetings of which they were a member.

Also, on March 11, 2016, the Compensation Committee adopted an amendment to our Amended and Restated Equity Incentive Plan to impose a mandated minimum vesting period of one year on at least 95% of the awards we grant under the plan. We retain the discretion to accelerate vesting earlier upon the participant’s death, disability, involuntary termination of the participant’s service, or upon a change in control. Also, although the plan already prohibited repricing of options and stock appreciation rights without stockholder approval, we clarified the language in the plan to include paying cash upon cancellation of an underwater award as part of a repricing that would require stockholder approval.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our Web site at: www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

¡	Code of Business Conduct and Ethics

¡	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

¡	Executive Officer Clawback Policy

¡	Corporate Governance Guidelines

¡	Compensation Committee Charter

¡	Governance Committee Charter

¡	Audit Committee Charter

We will provide copies of any of the above items, without charge, upon written request to our Corporate Secretary at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. The information on our Web site is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Governance Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Governance Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines, For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the proxy statement relating to the next annual election of Directors.

Criteria for Board Membership

The Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity and numerous other factors, such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Governance Committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Governance Committee, and the Board, are committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the consideration and the flexibility of our nomination process has created Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Erik Olsson, who is our President and Chief Executive Officer, each of the members of the Board is currently an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various Committees of the Board. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the Company within the past three years and has not engaged in various types of business dealings with the Company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that, other than noted below, each of the non-employee Directors was independent in 2015 and has no relationship with Mobile Mini, except as a Director and stockholder of the Company.

Lawrence Trachtenberg became an independent Director on March 1, 2015, following three years having elapsed since he was an employee of the Company. In connection with the determination by the Board that Mr. Watts is independent, the Board considered the related party transaction with Mr. Watts disclosed in “Transactions with Related Persons” later in this Proxy Statement.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive

Officer and Chairman role, or appoint a Chairman who does not also serve as Chief Executive Officer. We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes this leadership structure is optimal for the Company at the current time.

A number of factors support the leadership structure chosen by the Board, including, among others: the Board believes this governance structure promotes balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis; the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing Mobile Mini and leverage the experience and perspectives of the Chairman; the Chairman sets the agenda for, and presides over, Board meetings and independent sessions and coordinates the work of the Committees of our Board providing independent oversight and streamlining the Chief Executive Officer’s duties; and the Chairman serves as a liaison between the Board and senior management, but having an independent Chairman also enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management.

The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent Directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Chairman of the Board, as well as through a Board composed of a majority of independent Directors.

In the event that our Chief Executive Officer is also the Chairman, our independent Directors would elect an independent Lead Director to be responsible for coordinating the activities of the other independent Directors and perform various other duties. The general authority and responsibilities of an independent Lead Director are established in our Corporate Governance Guidelines, which are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee Directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are led by our Chairman, Mr. Watts. At these executive sessions, the non-employee Directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Additional meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — the Compensation Committee and the Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that its balanced approach to short-term and long-term incentive compensation does not incentivize employees to take unnecessary risks. The Compensation Committee, with the assistance of independent advisors, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, AZ 85008, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the Chairman of the appropriate committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Bylaws, we indemnify our Directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, if applicable, and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplemental Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our Web site as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2015 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2015.

Declassification of the Board of Directors. In accordance with their continuing evaluations of trends and developments in corporate governance, the Governance Committee and the Board as a whole reviewed their respective positions on classified boards and believe that the declassification of the Board provides stockholders with the opportunity to register their views on the performance of the entire Board over the prior year at each annual meeting. As a result, the Governance Committee recommended to the Board that a proposal to gradually declassify the Board be submitted to the Company’s stockholders, the Board unanimously approved the recommendation, and the proposal was approved at our 2015 annual meeting of stockholders (the “2015 Annual Meeting”). The Board will be fully declassified as of the 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

Strengthened Officer/Director Stock Ownership Requirements. In early 2015, the Compensation Committee and the Board adopted additional holding requirements for executive officers, which require each executive to retain at least 50% of each grant of equity as it vests until he or she has reached the required ownership level under ownership requirements. In 2014, the Board adopted officer and Director minimum stock ownership requirements. These guidelines require the holding of vested equity having a value of five times base salary for the Chief Executive Officer, three times base salary for the Chief Executive Officer’s direct reports and one times base salary for other officers of the Company.

Elimination of “Single Trigger” Employment Agreement Provisions. Prior to April 2015, the employment agreements for our NEOs (other than Mr. Olsson), provided that in the event of a change of control or for good reason, the NEO would be entitled to change in control severance benefits for up to one year following an acquisition, whether or not the NEO was terminated without cause or quit voluntarily. This is often referred to as a modified “single trigger” agreement.

In April 2015, the Company amended the employment agreements of the NEOs (other than Mr. Olsson’s agreement which did not contain this provision) to eliminate this “single trigger” provision. Under the amended agreements, the change in control severance benefits would only be payable following a change in control if the executive was terminated without cause or due to death or disability (a so-called “double trigger”). All of the Company’s current NEOs have employment agreements with “double trigger” provisions and, going forward, the Company will not enter into any employment agreements with “single trigger” provisions.

Advisory Votes on Executive Compensation

The Board believes that the annual advisory vote is an important means of obtaining feedback from our stockholders about executive compensation. At our 2015 Annual Meeting, approximately 63% of the so-called “say on pay” votes cast by our stockholders were in favor of our executive compensation program. This is significantly below the stockholder approval rate the Board expects and as a result, the Board and senior management engaged in a thorough review of the executive compensation program including: reaching out to our top 30 stockholders, representing approximately 94% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs; engaging an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to assist the Compensation Committee in program design; engaging a third party consultant to review our program design, metrics, equity vehicles and related modeling; and speaking with both Institutional Stockholder Services (“ISS”) and Glass Lewis, the two largest stockholder advisory services. See “Compensation Discussion and Analysis” later in this Proxy statement for additional information regarding the results of the feedback derived from the increased outreach, the Committee’s response and additional changes implemented in 2016. Feedback received from stockholders will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Corporate Governance Activities

In addition, the Board and the Governance Committee were active in many other areas in 2015, including:

•

monitoring and evaluating corporate governance developments, and related legislative initiatives, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and new SEC rules and proposals and other key areas;

•	reviewing and assessing the Company’s senior leadership and ensuring ongoing and succession planning is taking place;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, as discussed above, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

Meeting Attendance

During 2015, our Board met six times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each member of the Audit, Compensation, and Governance Committees is an independent Director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in 2015. Additionally, the Audit Committee held several informal meetings throughout the year with Committee members and management to discuss various topics including cybersecurity. Board members are also invited to attend the Annual Meeting. All of the then current Directors attended our 2015 Annual Meeting. The table below depicts meeting information for 2015 and the Committee membership as of the date of this Proxy Statement:

Name	Audit		Compensation		Nominating and Corporate Governance

Olsson

Dial			X		X

Goble			X	*	X

Martell	X		X

McConnell	X	*			X

McNamee	X				X	*

McWaters	X		X

Trachtenberg

Watts					X

Total Meetings during 2015	5		2		2

*	Committee Chairperson

The Audit Committee

The Audit Committee is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met five times in 2015. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management, the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management may be found in “— Governance Information — The Board’s Role in Risk Oversight” earlier in this Proxy Statement.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. See “— Audit Committee Report” contained within this Proxy Statement.

A copy of the Audit Committee Charter is available on our Web site at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee, which met two times in 2015, is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our incentive programs, which include our long-term (equity) incentive (“LTI”) plans and our short-term incentive (“STI”) (annual bonus) plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the NEOs identified in the 2015 Summary Compensation Table contained herein. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Pursuant to the authority granted to it in its Charter, the Compensation Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent executive compensation consultant and to review the competitiveness of the Company’s compensation program for our non-employee Directors and our senior executive officers. Pearl Meyer also advises the Compensation Committee regarding various other executive and Director compensation issues as requested. Please refer to the discussion of the “Our Executive Compensation Program Framework — Role of Compensation Consultant” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

None of the Company’s management participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

Pearl Meyer provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services Pearl Meyer provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2015, and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2015:

•

Pearl Meyer did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•	None of the Pearl Meyer consultants who worked on Company matters had any business or personal relationship with Compensation Committee members;

•	None of the Pearl Meyer consultants who worked on Company matters, or Pearl Meyer, as a whole, had any business or personal relationship with executive officers of the Company; and

•	None of the Pearl Meyer consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

The Nominating and Corporate Governance Committee

The Governance Committee, which met two times in 2015, is comprised solely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Governance Committee is responsible for considering and periodically reporting to the Board on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of our Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; and performing such other functions as the Board may from time to time assign to it. The Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board as described below.

A copy of the Corporate Governance Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation of Non-Employee Directors

We currently have eight non-employee Directors that qualify for compensation. On the recommendation of the Compensation Committee, and in consultation with Pearl Meyer, the 2015 compensation program for non-employee Directors, included the following features.

•	The annual retainer fee was $45,000 for Directors, or $85,000 for the Chairman of the Board.

•	There was no fee for attending a Board meeting.

•	The annual stock award was $90,000 for Directors, or $135,000 for the Chairman of the Board.

•	The annual retainer fee paid to the Chairman of each of the three standing committees was $15,000, and the annual retainer fees paid to non-Chairman Committee members was $5,000.

Employee Directors do not receive any additional compensation for service on our Board. The following table sets forth information regarding the compensation earned during fiscal year 2015 by each individual who served as a non-employee Director at any time during the fiscal year.

2015 Director Compensation

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair	Committee Retainer	Total	Stock Awards (1)(2)	Total
Michael L. Watts	$85,000	$—	$5,000	$90,000	$134,976	$224,976
Sara R. Dial	45,000	—	10,000	55,000	89,984	144,984
Jeffrey S. Goble	45,000	15,000	5,000	65,000	89,984	154,984
James J. Martell	45,000	—	10,000	55,000	89,984	144,984
Stephen A McConnell	45,000	15,000	5,000	65,000	89,984	154,984
Frederick G. McNamee, III	45,000	15,000	5,000	65,000	89,984	154,984
Kimberly J. McWaters	45,000	—	10,000	55,000	89,984	144,984
Lawrence Trachtenberg(3)	45,000	—	8,333	53,333	89,984	143,317

(1)	Represents the grant-date fair value of the Directors’ equity awards in fiscal year 2015, as calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718. These awards vest 100% when granted. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and intended fair market value. The values included in this column have not been, and may never be realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold. Assumptions used to value equity awards are disclosed in Note 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016.

(2)	As of December 31, 2015, no non-employee Director held unvested stock awards. Stephen A McConnell held 7,500 unexercised stock options, which were fully vested. No other non-employee Directors held unexercised stock option awards.

(3)	Mr. Trachtenberg was a member of the Audit and Compensation Committees for a portion of 2015. He is not currently a member of any committee of the Board.

In January 2016, upon recommendation of the Compensation Committee, and in consultation with Pearl Meyer, the Board approved an increase in Board member cash compensation such that the annual retainer for each Board member, other than the Chairman of the Board, was increased to $50,000 per annum, and non-Chairman Committee member retainers were increased to $6,000 per committee, per annum. The annual retainer for the Chairman of the Board and for each committee Chairman were not increased, nor was there an increase in annual stock awards.

Non-Employee Director Stock Ownership Requirement

Each non-employee Director is required to own shares of our common stock having a value at least equal to five times the annual cash retainer paid to non-employee Directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. Any newly elected non-employee Director will have five years following his or her election to the Board to meet the stock ownership requirement. Until the amount contemplated by the guidelines is achieved, or if a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares, or other similar full value awards, in each case netted to pay any exercise price or withholding taxes. As of the date of this Proxy Statement, all of our non-employee Directors were in compliance with this stock ownership requirement or were within the five-year phase-in period. We have also adopted stock ownership requirements for our executive officers as described herein.

BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to us regarding the number of shares of our common stock beneficially owned as of the close of business on February 29, 2016, by (i) each of our Directors, (ii) each NEO listed in the 2015 Summary Compensation Table, (iii) all of our Directors and executive officers as a group, and (iv) each stockholder we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, as determined based on a review of filings with the SEC.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of restricted stock awards, and securities that can be acquired by such person within 60 days of February 29, 2016 upon the exercise of options. Restricted stock as shown in the table below is forfeitable until vested and does not include awards that are subject to the successful achievement of future performance objectives. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of February 29, 2016 have been exercised.

Unless otherwise noted, the address of each person named in the table is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

Name of Beneficial Owner (1)	Shares (2)	Restricted Stock	Shares Acquirable Within 60 Days	Total	Percent of Class Owned (3)
Directors and Executive Officers:
Michael L. Watts	67,697	—	—	67,697	*
Sara R. Dial	4,841	—	—	4,841	*
Jeffrey S. Goble	25,696	—	—	25,696	*
James J. Martell	42,770	—	—	42,770	*
Stephen A McConnell	111,328	—	7,500	118,828	*
Frederick G. McNamee, III	29,000	—	—	29,000	*
Kimberly J. McWaters	4,841	—	—	4,841	*
Lawrence Trachtenberg	49,095	—	—	49,095	*
Erik Olsson	33,650	76,303	2,075,616	2,185,569	4.7%
Mark E. Funk	116,232	28,346	161,343	305,921	*
Kelly Williams	4,342	25,321	20,711	50,374	*
Christopher J. Miner	17,069	15,342	51,797	84,208	*
Lynn M. Courville	2,636	11,737	11,343	25,716	*
Ruth L. Hunter(4)	27,909	—	—	27,909	*
All Directors and executive officers as a group (14 persons)(5)	510,057	161,143	2,333,539	3,004,739	6.4%
5% Holders
T. Rowe Price Associates, Inc.(6)	7,651,896	—	—	7,651,896	17.2%
100 E. Pratt Street, Baltimore, MD 21202
BlackRock, Inc.(7)	4,155,202	—	—	4,155,202	9.3%
55 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP(8)	3,421,375	—	—	3,421,375	7.7%
Building One, 6300 Bee Cave Road, Austin TX 78746
The Vanguard Group(9)	3,334,399	—	—	3,334,399	7.5%
100 Vanguard Blvd., Malvern, PA 19355
Prudential Financial, Inc.(10)	3,073,641	—	—	3,073,641	6.9%
751 Broad Street, Newark, NJ 07102

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)	The number of shares shown does not include restricted stock awards subject to vesting requirements, which are shown in the adjacent column. Shares reported include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority except as noted. Shares owned by Mr. McNamee include 26,568 shares of common stock held in trust. Shares owned by Mr. Trachtenberg include 36,524 shares held in trust, 5,000 shares held indirectly and 6,571 shares held in the Mobile Mini 401(k) Plan.

(3)	Percent of class owned was calculated on the basis of 44,455,587 shares of common stock outstanding as of February 29, 2016, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 29, 2016.

(4)	Ms. Hunter is not an NEO as of February 29, 2016. The number of shares owned is a Company estimate.

(5)	All Directors and executive officers as a group includes Ms. Audra Taylor, our Vice President and Chief Accounting Officer, and excludes Ms. Hunter.

(6)	Amount shown includes shares owned by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“Fund”). TRP has sole voting power with respect to 1,352,115 shares and sole dispositive power with respect to 7,651,896 shares, and Fund has sole voting power with respect to 4,602,577 shares.

(7)	BlackRock Inc. has sole voting power with respect to 4,053,715 shares and sole dispositive power with respect to 4,115,202 shares.

(8)	Dimensional Fund Advisors LP has sole voting power with respect to 3,369,269 shares and sole dispositive power with respect to 3,421,375 shares.

(9)	The Vanguard Group has sole and shared voting power with respect to 62,092 shares and 2,800 shares, respectively, and sole and shared dispositive power with respect to 3,272,307 shares and 62,092 shares, respectively.

(10)	Prudential Financial, Inc. has sole and shared voting power with respect to 149,436 shares and 2,924,205 shares, respectively, and sole and shared dispositive power with respect to 149,436 shares and 2,924,205 shares, respectively. Of the shares beneficially owned by Prudential Financial, Inc., 2,840,130 shares are owned by its subsidiary, Jennison Associates LLC and 104,724 are held by its subsidiary, Quantitative Management Associates LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that in 2015 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

On February 23, 2015, there were late Form 4 filings for Mr. Olsson and Ms. Courville to report the vesting of performance-based stock, which was vested to the employees electronically 10 days earlier under the Company’s systems but the employees were not informed and the filings not made timely. Similarly, Mr. Williams had a late Form 4 filed on August 6, 2015 to report traded shares of stock that vested August 1, 2015 and the annual grants awarded to the Board on August 4, 2015 were filed on August 7, 2015 for each of the eight Board members receiving restricted stock. The internal notifications and personnel involved have since been changed.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes our Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning 5% or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect material interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in circumstances of a particular transaction.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2015

We have entered into indemnification agreements with our Directors and certain of our executive officers containing provisions that require us, among other things, to indemnify our Directors and certain of our executive officers against certain liabilities that may arise by reason of their status or service as Directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

With our acquisition of Gulf Tanks Holdings, Inc., the parent company of Houston, Texas-based Evergreen Tank Solutions (“ETS”), in December 2014 (the “ETS Acquisition”), the Company acquired its subsidiary, Water Movers, Inc., an Arizona corporation (“Water Movers”), which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our Chairman of the Board. These lease agreements began in 2013, prior to the ETS Acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently approximately $18,000 per month. Any future proposed renewals of these lease agreements will be reviewed by the Board and the Audit Committee as related party transactions.

Except for the agreements noted in the foregoing paragraphs and the compensation arrangements and other arrangements described in “Compensation of Non-Employee Directors” and “Executive Compensation” elsewhere in this Proxy Statement, there were no transactions during our fiscal year ended December 31, 2015, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any Director, any executive officer, any holder of 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board currently consists of nine members. At the 2015 Annual Meeting, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation that provides for a two-year phased-in declassification of the Board requiring each future Director nominee, as each such Director’s existing three-year term expires, to be elected annually for a one-year term. The declassification did not result in the curtailment of any incumbent Director’s term of office. Directors elected at the 2015 Annual Meeting were elected to one-year terms, while the remaining Directors will stand for election annually upon the expiration of their current term, until the Board is fully declassified at the 2017 Annual Meeting.

The terms of the following six Director nominees are scheduled to expire on the date of the Annual Meeting: Jeffrey S. Goble, James J. Martell, Stephen A McConnell, Frederick G. McNamee, Kimberly J. McWaters and Lawrence Trachtenberg. Each nominee elected as a Director will continue in office for a term of one year and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “AGAINST” nominees. Each Director nominee receiving a number of “FOR” votes that exceed the number of “AGAINST” votes will be elected as a Director. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The terms of Sara R. Dial, Erik Olsson and Michael L. Watts will expire in 2017.

The persons appointed by the Board as proxies intend to vote for the election of each of these Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the Director nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Governance Committee and the Board to determine that each nominee should serve as a Director.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Jeffrey S. Goble has served as a Director since February 2006, is the Chairman of our Compensation Committee and a member of the Governance Committee. Mr. Goble is Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. He is also Chief Executive Officer of Access Scientific, LLC, a manufacturer of specialty vascular access devices. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 55.

James J. Martell has served as a Director since January 2010 and is a member of the Audit Committee and the Compensation Committee. Mr. Martell serves as a Director of XPO, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and serves as a director of a WCAS privately-held portfolio company, Ozburn-Hessey Logistics. Mr. Martell also serves as Chairman of the board of directors of logistics services providers MyUS.com, Protrans International, Inc., P&S Transportation and Ameriflight. Mr. Martell is also an owner and member of the board of directors for logistic services providers Transforce, Inc. and Quality Distribution. Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 61.

Stephen A McConnell has served as a Director since August 1998 and is the Chairman of our Audit Committee, and a member of the Governance Committee. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of the Board of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of the Board of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive experience serving as a director, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 63.

Frederick G. McNamee, III has served as a Director since June 2008, is the Chairman of our Governance Committee and is a member of the Audit Committee. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He has been a Principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 59.

Kimberly J. McWaters has served as a Director since August 2014, and is a member of the Audit Committee and Compensation Committee. She is currently the Chief Executive Officer and Chairman of the Board for Universal Technical Institute, Inc. (“UTI”), a publicly traded company and leading provider of postsecondary education for students seeking careers in areas such as automotive repair. Ms. McWaters has spent her entire career at UTI, and has served as Chief Executive Officer since 2003, before being appointed Chairman of the Board in 2013. Ms. McWaters also serves as a director of the Penske Automotive Group, Inc. and has served on the boards of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. She holds a Bachelor of Business Administration degree from the University of Phoenix. Ms. McWaters’ qualifications to sit on our Board include her experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company. Age 52.

Lawrence Trachtenberg has served as a Director since 1995. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. from Harvard Law School and his B.A. in Accounting/Economics from Queens College of the City University of New York. In addition to his experience in legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 59.

The following paragraphs contain biographical and other information regarding our continuing Directors and executive officers.

CONTINUING DIRECTORS

Michael L. Watts has served as a Director since 2002 and as Chairman of the Board since December 2012. Mr. Watts is a member of the Governance Committee. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Executive Chairman. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011 and Water Movers Equipment Company, in 2002, which was sold in 2013 to Evergreen Tank Solutions. Mr. Watts also founded specialty equipment rental company, Trench Safety Equipment Company, and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment rental industry knowledge to our Board. Age 68.

Erik Olsson has served as the Company’s President and Chief Executive Officer and a member of the Board since his appointment in March 2013. Mr. Olsson served as President, Chief Executive Officer and a director of RSC Holdings, Inc., a North American equipment rental provider (“RSC”), and certain of its subsidiaries from 2006 to 2013. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment from 1998 to 2000 as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin. He is also a director of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial auctioneer, and Dometic Group AB, a global manufacturer of products for mobile living. Mr. Olsson’s qualifications to sit on our Board include his experience in finance, accounting and internal control, general management, business development and strategic planning, and industry and customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the Company with a global business perspective. Age 53.

Sara R. Dial has served as a Director since August 2014, and is a member of the Compensation Committee and Governance Committee. Ms. Dial is President and CEO of Sara Dial & Associates, an economic development and government relations consulting firm and has previously served as a director of the Arizona Department of Commerce. Ms. Dial also currently serves as a director of Grand Canyon Education, Inc. and a member of the Advisory Board of BBVA Compass Bank. She is active in many local and national philanthropic boards including experience as Vice Chairman of Valley Youth Theater and Chairman of Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a Bachelor of Arts degree in international relations. Ms. Dial’s breadth of dealings with both businesses and governmental agencies brings a unique perspective to our Board. Age 52.

EXECUTIVE OFFICERS

In addition to Mr. Olsson, the following individuals are also executive officers of the Company.

Mark E. Funk has served as our Executive Vice President and Chief Financial Officer since November 2008. Prior to joining us, he was with Deutsche Bank Securities Inc. from September 1988 to November 2008, most recently as Managing Director in its Structured Debt Group, where he worked on numerous high profile transactions. During his tenure at Deutsche Bank, Mr. Funk worked in their New York, London, Chicago and Los Angeles offices. Prior to joining Deutsche Bank, Mr. Funk passed the certified public accountant examination and was a senior auditor with KPMG. Mr. Funk earned a Bachelor of Science in Business Administration from California State University Long Beach and an MBA from University of California, Los Angeles. Age 53.

Kelly Williams has served as our Executive Vice President and Chief Operating Officer since June 2014. He joined Mobile Mini in July 2013 and has previously served as our Senior Vice President, Western Division and Regional Manager. Prior to joining us, Mr. Williams spent eight years in the equipment rental industry, including at RSC Holdings Inc., as a Vice President, Regional Vice President, Regional Sales Director, Regional Fleet Director and District Manager. He has also spent ten years in the car rental business in various leadership roles. Mr. Williams earned a Bachelor of Arts degree from Anderson University. Age 45.

Christopher J. Miner has served as Senior Vice President and General Counsel since December 2008. He joined Mobile Mini in June 2008 as Vice President and General Counsel. He was previously a partner at DLA Piper from 2007 to 2008 and advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Prior to that, he was a partner at Squire, Sanders & Dempsey, which he joined in 2004. He was an attorney in New York and Europe with Davis Polk & Wardwell from 1999 to 2004 where he specialized in corporate and securities law. He also serves on the Board of A New Leaf, a provider of emergency shelter and services to those suffering from domestic violence and homelessness. Mr. Miner received a B.A. and a J.D. from Brigham Young University. Age 44.

Lynn M. Courville has served as Senior Vice President, Human Resources since August 2013. Ms. Courville joined Mobile Mini in March 2012 as Vice President of Human Resources and Employee Engagement. Prior to joining us, she was Director of Human Resources for National Construction Rentals from March 2009 to March 2012 and Senior Director of Human Resources for Mobile Storage Group from July 2004 to September 2008. Ms. Courville held various human resources positions for RSC Holdings from September 1993 to June 2004. Ms. Courville serves on the board of directors for Goodwill of Central Arizona, a not-for-profit organization. Ms. Courville is a certified Senior Professional in Human Resources. She earned a Bachelor of Science in Human Services Administration from California State University, Fullerton and an MBA from Western International University. Age 52.

Audra L. Taylor has served as our Vice President and Chief Accounting Officer since September 2013. Prior to joining us, she served as Vice President of Finance of LifeLock, Inc. from May 2013 until September 2013. She was Vice President and Controller of RSC Holdings, Inc. from November 2011 until August 2012. From March 2000 to November 2011, Ms. Taylor was the Chief Financial Officer and Chief Operating Officer at McMurry, Inc. Ms. Taylor holds a degree in accounting from Ferris State University and is a registered Certified Public Accountant. Age 45.

There are no family relationships among any of our current Directors or executive officers.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

The Audit Committee of our Board has selected KPMG LLP to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2016. KPMG LLP has acted in such capacity since May 17, 2013. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2016 will stand, unless the Audit Committee determines there is a reason to make a change.

Representatives of KPMG LLP will attend the Annual Meeting, have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2015 provided by KPMG LLP were pre-approved by the Audit Committee.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, as applicable, and fees billed for other services rendered by KPMG LLP and Ernst & Young, as applicable, during those periods.

Fee Category	2015 Fees	2014 Fees
Audit fees(1)	$1,250,000	$1,161,992
Audit-related fees	—	—
Tax fees(2)	369,987	109,778
All other fees(3)	—	199,300

Total fees	$1,619,987	$1,471,070

(1)

Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the review of the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC; and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Audit fees for 2015 include $1,175,000 related to work performed by KPMG LLP, and the remainder related to Ernst and Young LLP, our predecessor public accounting firm. In 2014, we incurred audit fees of

$1,131,992 related to KPMG LLP, and the remainder related to Ernst and Young LLP, our predecessor public accounting firm. The amount reported for audit fees for 2014 has been increased $211,235 as compared to the amount reported in the proxy statement for the prior year due to additional fees negotiated related to audit work performed in relation to the ETS Acquisition.

(2)	Tax fees relate to tax compliance and consulting services related to federal, state, local and franchise taxes, as well as compliance and consulting services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary.

(3)	All other fees in 2014 relate to fees incurred to KPMG LLP to perform quality of earnings analysis related to the ETS Acquisition.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plans, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2015, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), and

(3)	received the written disclosure and letter from KPMG LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with KPMG LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)

Frederick G. McNamee, III

James J. Martell

Kimberly J. McWaters

Lawrence Trachtenberg(1)

(1)	Mr. Trachtenberg was a member of the Audit Committee for a portion of 2015. He is not currently a member of any committee of the Board.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (“NEOs”), as described in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure as set forth in this Proxy Statement. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2015 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management.

The “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

As noted in the CD&A, our 2015 financial performance was characterized by significant growth in revenues, strong margins and substantial cash flow generation allowing us to return stockholder value. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement and accompanying tables and, in particular, the “Our Executive Compensation Program Framework” section contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded. In addition, the CD&A includes discussion regarding the results of the prior year say-on-pay results and the Compensation Committee’s response to the results.

As described in further detail in the CD&A, our CEO joined the Company in March 2013. As a result, much of the 2013 compensation reported in the Summary Compensation Table for the CEO reflected inducement stock grants and is one-time in nature, rather than reflective of our ongoing compensation program. The Board and the Compensation Committee request that stockholders keep the one-time nature of these payments in mind when considering their vote on this Proposal 3.

The vote solicited by this Proposal 3 is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the Annual Meeting of Stockholders.”

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes Mobile Mini’s executive compensation program for 2015. It also includes an update related to changes incorporated in 2016 as a result of feedback received from our stockholders. We use our compensation program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (the “Committee”) of the Board made 2015 compensation decisions for the following named executive officers (“NEOs”):

NEO	Title
Erik Olsson	President & Chief Executive Officer
Mark E. Funk	Executive Vice President & Chief Financial Officer
Kelly Williams	Executive Vice President & Chief Operating Officer
Christopher J. Miner	Senior Vice President & General Counsel
Lynn M. Courville	Senior Vice President of Human Resources
Ruth Hunter(1)	Former Senior Vice President, Sales & Marketing

(1)	Ms. Hunter departed the Company April 16, 2015.

EXECUTIVE SUMMARY

2015 Strategic Business Actions

We undertook several significant strategic business changes during 2015 including:

Alignment of field organization and management structure. To accelerate the integration and facilitate the execution of cross-selling opportunities related to the ETS Acquisition, we shifted from a product-oriented organization to a geographic customer-focused organization with three divisions in North America: East, Central and West.

Divestiture of lower margin wood mobile office business. Given our focus on higher return, lower maintenance, long-lived assets, on May 15, 2015, we completed the divestiture of our fleet of approximately 9,400 wood mobile office units within our North American portable storage segment. Wood mobile offices require more maintenance and upkeep than Mobile Mini’s steel storage containers and steel ground level offices, and specialty containment units.

Execution of a $1.0 billion refinancing. On December 14, 2015, we entered into an amended and restated $1.0 billion asset-based revolving credit facility maturing in December 2020. The refinancing extends the debt maturity, enhances our liquidity and provides us with ongoing financial flexibility to generate growth. Additionally, as a result of our strong performance over the past several years, we were able to reduce the borrowing margins on our credit line, which we expect to result in interest rate savings in the coming quarters.

2015 Business Results and Achievements

In 2015, we continued to drive rental rate growth, with a yearly rental rate increase of 4.5% as compared to 2014, as well as volume momentum generated in the second quarter throughout the second half of 2015. For the fiscal year ended December 31, 2015, our achievements include:

•	Grew total rental revenues 20.6% year-over-year,

•	Increased adjusted EBITDA* to $200.8 million and expanded our adjusted EBITDA margin to 38.1%,

*	For a discussion of our use of non-generally accepted accounting principles financial measures and a reconciliation of adjusted EBITDA to net income and net cash provided by operating activities and free cash flow to net cash provided by operating activities, please see the “Non-GAAP Data and Reconciliations” section beginning on page 26 in Item 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016.

•	Within the portable storage business, excluding the divested wood mobile office business:

¡	Grew total rental revenues 6.7% when adjusting for unfavorable currency fluctuations,

¡	Increased year-end units on rent by 4.3%, and

¡	Increased year-over-year portable storage solutions rental rates by 4.5%, and yield by 4.6% when adjusting for unfavorable currency rates.

•	Utilized $73.6 million in free cash flow and $83.3 million received in conjunction with our wood mobile office divestiture to create and return stockholder value:

¡	Repurchased $61.8 million in treasury shares,

¡	Paid $33.7 million in stockholder dividends, and

¡	Reduced the balance on our lines of credit by $37.8 million, and

•	Drove continuous improvement in safety as a result of continued company-wide focus:

¡

Over the past two years we have reduced the Occupational Health and Safety Act, or OSHA, Incident Rate for our portable storage business by 26%, the number of Department of Transportation violations by 52% and our auto incidents by 53%.

Our consistent delivery of robust free cash flow has enabled us to create and return stockholder value. Our Board increased the Company’s first quarter 2016 cash dividend to 20.6 cents per share, a 10% increase as compared to the preceding period. We expect to continue these programs and, in addition to raising our quarterly dividend amount, have purchased approximately $7.0 million in treasury shares in 2016 through February 29, 2016.

2015 and 2016 Governance and Compensation Actions

As part of our ongoing effort to enhance Mobile Mini’s corporate governance, the Governance and Compensation Committees undertook several important governance and compensation initiatives in 2015 and 2016, including the following:

•	Declassification of the Board,

•	Elimination of “single trigger” employment agreement provisions,

•

Adoption of additional holding requirements for executive officers, which require each executive to retain at least 50% of each grant of equity as it vests until he or she has reached the required ownership level under previously adopted ownership requirements, in each case netted to pay any exercise price or withholding taxes,

•

Expansion of our stockholder outreach program to include 94% of our stockholders from whom we obtained feedback following the 2015 Annual Meeting (including discussions with the two largest stockholder advisory service providers),

•	Revised our annual short-term incentive plan (bonus) to focus on rental revenue in addition to adjusted EBITDA,

•	Incorporated performance-based equity program changes for 2016 grants as a result of 2015 stockholder feedback, and

•

Amended our equity plan to forbid cashing out of underwater options as part of a repricing (repricing options was already forbidden) and impose a mandated minimum vesting period of one year on at least 95% of the awards we grant under the plan.

Together with the compensation policies and practices already implemented, we believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. A summary of our compensation governance practices are listed below:

We do	We do not
✓ Place heavy emphasis on variable compensation, which includes cash and equity awards that are dependent on the achievement of short-term and long-term financial goals	× Offer compensation-related tax gross ups
✓ Use performance-related long-term compensation in the form of “premium” stock options for grants made in early 2015 and performance-based stock options for grants made in 2016	× Have any significant perquisites
✓ Have stock ownership requirements for executives and Directors that reinforce alignment between stockholders and our NEOs	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	× Have special retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	× Reprice or cash out underwater stock options
✓ Actively solicit feedback from our stockholders on compensation and governance matters	× Guarantee bonuses
✓ Have minimum vesting periods written into our Amended and Restated Equity Plan	× Have “single trigger” change of control provisions in executive employment agreements

A brief summary of our long- and short-term incentive plans (which are also sometimes referred to as LTI and STI plans) for 2015 and 2016 is provided below, including an overview of the changes we made in connection with our stockholder outreach program and feedback we received from stockholders:

Long-Term Incentive Plan Features
Form of Equity Award	2015 Grants	2016 Grants
Restricted Stock	50% of total grant vests over four years (time based only vesting)	Unchanged
Stock Options	50% of total grant made as “premium options” which vest over three years	50% of total grant made as “performance-based” options which vest over three years only upon the achievement of annual performance criteria
Stock Option Performance Criteria	Stock options are issued at a strike price 15% above the market price on the date of grant	Return on Capital Employed (“ROCE”) improvement over prior year

Short-Term (Annual Bonus) Incentive Plan Features
Description	2015 Program	2016 Program
Metrics	Adjusted EBITDA and ROCE	Rental Revenue and Adjusted EBITDA
Weighting	50% - Adjusted EBITDA 50% - ROCE	50% - Rental Revenue 50% - Adjusted EBITDA

2015 Compensation Highlights:

•	Base salaries for our NEOs increased between 0% and 3.0%,

•	The 2015 STI (annual bonus), which was paid in March 2016, was paid at 15.8% of target, and

•	NEOs received LTI granted in the form of premium stock options and restricted stock.

For more information please refer to “Our Executive Compensation Program in Detail” section of this Proxy Statement.

2015 “Say on Pay” Results, the Committee’s Response and 2016 Changes

At our 2015 Annual Meeting, approximately 63% of the “say on pay” votes cast by our stockholders were in favor of our executive compensation program. This is significantly below the stockholder approval rate the Board expects and as a result, the Board and senior management engaged in a thorough review of the executive compensation program and responded, including:

•	Reaching out to our top 30 stockholders, representing approximately 94% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs,

•	Engaging an independent compensation consultant, Pearl Meyer, to assist the Compensation Committee in program design,

•	Engaging an independent third party to review our program design, metrics, equity vehicles and related modeling, and

•	Speaking with both Institutional Stockholder Services (“ISS”) and Glass Lewis, the two largest stockholder advisory services.

We contacted each of these 30 investors and the proxy advisory firms, offering meetings with senior management and Jeff Goble, Chairman of the Compensation Committee. Of the investors we contacted, holders representing approximately 36% of our outstanding shares expressed interest in meeting with us, as did ISS and Glass Lewis. From the investors we spoke to, we received the following feedback:

•	General praise for the strong and proactive changes the Company has made in corporate governance, particularly adopting majority voting and eliminating the staggered Board,

•	A change to performance-based equity for a portion of the Company’s LTI program would be welcome,

•	Metrics chosen should generally correlate to Total Stockholder Return (“TSR”),

•	Metrics for STI and LTI plans should be different from each other,

•	Most stockholders had no preference for any particular equity vehicle or metric so long as they are linked to how the Company is managed and they drive returns for stockholders,

•

The choices (described below) of rental revenue and adjusted EBITDA as metrics for the Company’s STI plan and change in ROCE as the metric for the Company’s LTI plan make sense given the asset-based, capital-intensive nature of the business,

•	Each of the stockholders stated they had no internal policy with respect to the appropriate thresholds below or above 100% of goal at which point shares may all or partially vest, and

•

One stockholder expressed an interest in the right to call a special meeting but stated it had no real governance concerns. The remaining stockholders stated they did not feel strongly about the lack of the right to call a special meeting, nor did they have other governance concerns or issues for us to bring back to the Committee for discussion.

In addition, the Committee’s independent compensation consultant, Pearl Meyer, as well as another third party reviewer, performed historical analysis of Mobile Mini’s performance in several common performance measures versus TSR. The metrics of Rental Revenue, ROCE and adjusted EBITDA were found to most closely correlate with TSR over the past five years. Due to the capital nature of the business and the internal focus on generating long-term returns on capital, the Committee decided that ROCE would be the appropriate performance metric for the LTI program of performance-based equity and Rental Revenue and adjusted EBITDA are appropriate metrics for the STI annual bonus program.

As a result of these activities and the feedback received, we further strengthened our compensation practice by incorporating the following in 2015 and 2016:

•

Transitioned from premium-priced options to performance-based options in our 2016 long-term incentive plan, utilizing annual change in ROCE as the performance measure due to its correlation to TSR over time and the nature of our business,

•	Changed the 2016 STI plan to use metrics which have historically tracked TSR, Rental Revenue and adjusted EBITDA,

•	Amended our equity plan to forbid the Company from cashing out options in connection with a repricing of underwater options (which was already itself forbidden),

•	Amended our equity plan to require a minimum vesting period for at least 95% of the equity granted pursuant to our equity plan, and

•	Differentiated our STI plan from our LTI plan by utilizing different target metrics that relate to short-term financial goals.

Additional discussion of the changes that we have made to our 2016 compensation programs follow.

OUR EXECUTIVE COMPENSATION PROGRAM FRAMEWORK

Our Compensation Philosophy & Objectives

There are three primary tenets that support Mobile Mini’s executive compensation philosophy and objectives:

•

Attract, motivate and retain superior people in key positions. We believe executives’ target total direct compensation (“TDC”) should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for market share and executive talent. We use a mix of fixed (cash) and variable (cash and equity) pay to support this objective.

•

Reward the achievement of identified financial goals by the Company. We believe that a significant portion of an executive’s TDC should be variable and emphasize an appropriate balance of both short- and long-term financial and strategic performance. We focus our executives on performance measures that we believe are critical to enhancing long-term stockholder value creation.

•

Align the interests of the Company’s executives with those of its stockholders. We believe delivering a significant portion of TDC to our NEOs in the form of long-term incentives that are impacted by our stock price provides a clear incentive to drive long-term stockholder value creation. It also supports our retention goals, encourages stock ownership and does not promote unnecessary or excessive risk taking.

Our 2015 and 2016 executive compensation program is comprised of the following:

Element	Form	Description - 2015	Description - 2016
Base Salary	Cash (Fixed)	• The fixed amount of compensation for performing day-to-day responsibilities. NEOs are generally eligible for increases annually, depending on Company and individual performance.	• The fixed amount of compensation for performing day-to-day responsibilities. NEOs are generally eligible for increases annually, depending on Company and individual performance.
Annual STI (Bonus)	Cash (Variable)

•   Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals measured over the current year.

•   Targeted compensation is based primarily on the realization of specific adjusted EBITDA and ROCE objectives.

•   Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals measured over the current year.

•   Targeted compensation is based primarily on the realization of specific rental revenue and adjusted EBITDA objectives.

Annual LTI	Equity (Variable)

•   50% is in the form of stock options with a premium exercise price (15% premium to stock price at grant and vesting over three years).

•   50% of the grant value is time-based (service-vested over four years) restricted stock.

•   50% is in the form of performance-based stock options with an exercise price equal to the stock price at grant.

¡  One-third of the target options are eligible for vesting in any given year.

¡  Vesting of options is based on annual improvement in ROCE year-over-year.

¡  Participants may earn from 50% to 200% of the target options awarded assuming at least minimum performance targets are achieved, and depending upon actual results. If minimum targets are not achieved no options are vested. Options which are not vested in any given year are forfeited.

¡  There is no “look back” or right to re-earn options not earned in prior years.

•   50% of the grant value is time-based (service-vested over four years) restricted stock.

The Committee has historically split the equity vehicles between 50% time-based vesting equity, which it views as a being a retention tool, and 50% performance-based equity, which the Committee views as a tool to incentivize long-term goal achievement.

NEOs are also eligible for other benefits, including a qualified 401(k) Plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and may receive a company matching contribution. Modest ancillary benefits are also provided to executives by the Company. See “401(k) Savings Plan and Other Retirement Benefits” for more information.

Pay Mix

The charts below show that most of our NEOs’ target TDC (i.e., base salary, STI (annual bonus), and annual LTI) for 2015 is variable (71% for our CEO and an average of 66% for our other NEOs). These charts exclude the value of other benefits and perquisites.

(1)	Does not include Ms. Hunter who departed the Company April 16, 2015.

Both individual compensation elements and TDC are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and related industries. We believe the salaries we pay to our NEOs are appropriate relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of Pearl Meyer’s 2015 compensation review, which reflected that our base salaries were approximately at the 50th percentile levels in the aggregate relative to market.

In developing the target TDC arrangement for our CEO, the Board placed significant emphasis on aligning Mr. Olsson’s compensation with stockholder value creation. Particular emphasis was placed on stock-based compensation, which has inherent performance criteria. Mr. Olsson’s target TDC for fiscal year 2015 was $3.5 million, which was the same as his target TDC from fiscal 2014.

Element of TDC	2014 Target TDC	2015 Target TDC
Base Salary	$1,000,000	$1,000,000
Target Annual STI (Bonus)	1,000,000	1,000,000
Target Annual LTI	1,500,000	1,500,000

The Decision Making Process

Role of Compensation Committee

The Compensation Committee oversees the executive compensation program. The Committee is comprised solely of independent, non-employee members of the Board. The Committee works very closely with management and the Committee’s independent consultant, Pearl Meyer, to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Compensation charter, which is available on the Company’s website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets the executive compensation plan during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year. The CEO typically makes recommendations for any yearly increase to the other NEO’s base salaries in February or March.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods.

Role of the CEO

The CEO makes recommendations to the Committee and the full Board for the establishment of performance targets and individual performance objectives for the other NEOs.

Our CEO reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of such NEO’s performance to the Committee. Decisions regarding individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee and the CEO also consider a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the CEO makes recommendations regarding each of the other NEOs’ compensation based on multiple factors, including the competitive market and Company and individual performance. The full Board ultimately approves all compensation plans for senior management (including for the CEO’s compensation).

The CEO does not participate in the deliberations of the Committee regarding his own compensation.

Role of Compensation Consultant

Pursuant to its Charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged Pearl Meyer from time to time to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s 2015 executive and non-employee Director compensation plans.

The Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

In 2015, to facilitate its review and determination of executive compensation, the Committee engaged Pearl Meyer to conduct a comprehensive, competitive review of our executive compensation program. In connection with this review and in consultation with Pearl Meyer and senior management of the Company, the Committee identified a peer group composed of industry competitors and related industry companies roughly similar to the Company in revenue size or market capitalization. The peer group consists of the 15 companies listed in the table below:

*	Market Capitalization is as of December 31, 2015. Revenue is for the year ended December 31, 2015.

In an effort to provide greater comparability in terms of business focus and revenue scope, the 2015 peer group included the addition of CAI International, Inc. and U.S. Ecology, Inc. as replacements for Iron Mountain, Inc. and Strongco Corp.

In addition to peer group data, five published or private compensation surveys were also utilized in Pearl Meyer’s 2015 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. Pearl Meyer completed its review in December 2015 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s target TDC was between the 50th and 75th percentile market levels.

OUR EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Mobile Mini provides NEOs a base salary to compensate them for services rendered during the fiscal year. Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries, the Committee primarily considers the CEO’s assessment of each NEO’s individual performance and input from its compensation consultant. Salary levels are considered annually as part of the Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted between December and January. The Committee determined the appropriate base salary for each NEO as follows:

NEO	2014 Base Salary	2015 Base Salary	Increase
Erik Olsson	$1,000,000	$1,000,000	0.0%
Mark E. Funk	412,000	424,360	3.0%
Kelly Williams	412,000	424,360	3.0%
Christopher J. Miner	310,300	319,609	3.0%
Lynn M. Courville	225,000	231,750	3.0%

Base salaries are shown as of the end of the year.

Short-Term Incentive Plan

The 2015 STI plan provided our NEOs the opportunity to earn a performance-based annual cash bonus based on the achievement of specific financial performance goals. Target annual bonus opportunities are expressed as a percentage of base salary, and were established by the Committee based on the NEO’s level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts. Target and maximum award opportunities in 2015 were as follows:

NEO	Target Award Opportunity (% of Annual Base Salary)
	Target	Maximum
Erik Olsson	100%	200%
Mark E. Funk	75%	150%
Kelly Williams	75%	150%
Christopher J. Miner	75%	150%
Lynn M. Courville	75%	150%

Actual bonus payouts depend on the achievement of specific financial goals, and can range from 0% to 200% of target award amounts. For 2015, NEO bonus payouts were based on the achievement of adjusted EBITDA and ROCE, both of which were weighted equally (i.e., 50% for each). Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year.

The Company’s budgeting process and the related establishment of bonus payout levels involve the formulation of various operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry), in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted to account for acquisitions and other events that have quantifiable effects upon the Company’s results of operations, including those metrics upon which variable compensation is predicated. The relationship between the level of performance achieved and overall bonus payout is as follows:

Performance Level	Performance Achieved as % of Target	Bonus Payout as % of Target
Maximum	120%	200%
Target	100%	100%
Threshold	90%	0%

The following chart illustrates, for the NEOs, the performance category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2015 measurement period (dollars in millions):

Measure	Performance Achievement Levels*			Results Achieved	% of Target Achieved		% of Target Bonus Earned
	Threshold	Target	Maximum
Adjusted EBITDA(1)	$198.5	$220.6	$264.7	$205.5	93.2%	}	15.8%
ROCE(2)	8.6%	9.6%	11.5%	8.4%	87.5%

*	Bonus payout amounts are linearly interpolated between performance achievement levels. For example, achievement of 92% of target performance would yield a 20% of target bonus amount payout.

(1)

Adjusted EBITDA is defined as net income before discontinued operation, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs and excludes certain non-cash expenses, as well as transactions that management believes are not indicative of our ongoing business. For the purpose of determining the percent of target achieved in conjunction with the 2015 STI plan, the Compensation Committee further considered certain non-recurring items or events during the year in the calculation of results achieved.

(2)	ROCE is defined as adjusted EBITDA less depreciation and amortization expense divided by the sum of total assets less non-interest bearing liabilities (adjusted for material acquisitions). Achieved ROCE for 2015 was below the established threshold in the 2015 STI plan and therefore did not contribute to the percent of target bonus earned.

Long-Term Incentive Plan

NEOs are eligible to receive long-term incentive awards under our stockholder approved equity plan, as amended. In granting awards under this plan, the Committee may establish conditions or restrictions it deems appropriate.

For fiscal 2015, long-term incentives were granted as follows:

•

50% in the form of stock options with a premium exercise price. Specifically, NEOs will not realize any value until the options are vested and the stock price increases more than 15% from the trading price on the date of grant, or to $42.78. Stock options vest in 33% increments annually until they become fully vested on the third anniversary of the grant date.

•	50% in the form of time-based (service-vested) restricted stock. Restricted stock vests 25% annually until it becomes fully vested on the fourth anniversary of the grant date.

As discussed below, the grants made in 2016 were in the form of time-based restricted stock and performance-based options.

The grant values of the long-term incentives awarded to each of our NEOs in 2015 expressed as a percentage of base salary is as follows:

NEO	Target LTI (as a % of Salary)	Target Value of LTI
		Stock Options	Restricted Stock
Erik Olsson	150%	50%	50%
Mark E. Funk	125%	50%	50%
Kelly Williams	125%	50%	50%
Christopher J. Miner	100%	50%	50%
Lynn M. Courville	100%	50%	50%

Historically, annual equity grants were made in late December. However, beginning in 2014, annual equity grants were made in the first quarter of the year. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee typically grants an equity award at the time the individual first assumes the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee.

For more detailed information, please refer to the “2015 Grants of Plan-Based Awards” section of this Proxy Statement.

Short- and Long-Term Incentive Plan Changes Implemented in 2016

Short-term Incentive Plan (Annual Bonus). In 2016, bonus payouts are based on rental revenue growth and adjusted EBITDA targets. Each criterion functions independently and the threshold payout is 50%, with maximum payout of 200% for each criterion. We chose to replace ROCE with rental revenue growth as a target metric for annual bonus, as the Committee believes that rental revenue growth is an effective short-term performance indicator and that rental revenue growth over time drives long-term stockholder returns. It also differentiates the short-term financial goals utilized from those used for long-term incentives (see below).

Long-term Incentive Plan. Mobile Mini’s 2016 LTI plan is divided into two components. Similar to the 2015 LTI plan, restricted stock awards comprise 50% of the target value of the award. The restricted stock awards vest in four annual installments upon continued employment with the Company.

In 2016, the LTI plan utilizes performance-based stock options, with an exercise price equal to the price of the Company’s common stock on the date of grant. The grants vest in three annual installments only if the performance criterion related to annual improvement in ROCE are met. The 2016 grants also provide for variation in the number of shares that vest. The number of shares that ultimately vest ranges from 50% to 200% of the target shares. The performance goal will apply individually within the three-year performance cycle of the original grant. If ROCE performance does not meet the threshold for a given year, those options for that year will be forfeited, however, the options vesting in the next year will not be affected.

The Compensation Committee chose ROCE as the metric to use for the performance-based stock options, because it believes that improvement in ROCE more closely correlates to improvement in total stockholder return than other metrics that were considered. The attainment of the performance criteria is based on the achievement of goals for each year within the three-year period.

OTHER PRACTICES, POLICIES & GUIDELINES

Performance-Based Equity Awards

In previous years, our executive officers have been granted stock options and restricted stock awards with vesting contingent upon the achievement of certain performance criteria related to operating performance of the Company, in addition to the fulfillment of service requirements. Generally, tranches of performance-based stock awards vest annually contingent on annual operating performance criteria, however, there is also a cumulative performance objective. Performance shares that do not vest in any given year due to failure to achieve an annual performance target may nevertheless vest at the end of the cumulative year grant period if certain cumulative targets are met.

In 2013, the Company awarded performance-based equity grants based on achievement of target adjusted EBITDA. Set below is a table that summarizes the terms of performance-based equity grants for these performance years, including the percent of the goal achieved and the corresponding outcome. Targets for the below grants were set separately as part of the Company’s 2013 budgeting process and the negotiation of the inducement grants.

Vesting	Target Amount	% of Target Achieved(2)	Outcome
	(in millions)
2013 Grants (all NEOs)
2015 Criteria	$226.0	91.0%	would not vest
Cumulative Criteria.	565.8	96.9%	69% vested
2013 Inducement options (Mr. Olsson only)(1)
2015 Criteria	$219.1	93.8%	would not vest
Cumulative Criteria	547.1	100.2%	100% vested

(1)	Performance-based grants awarded as one-time inducement grant. Also includes a net debt performance criteria, which was met each year.
(2)	For the purpose of determining the percent of target achieved the Compensation Committee further considered certain non-recurring items or events.

Stock Ownership Guidelines

To further align the interests of the Directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. In early 2015, the Board adopted amendments to these guidelines to provide that until the amount contemplated by such guidelines is achieved, or if an officer or a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such officer or Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares or other similar full value awards, in each case netted to pay any exercise price or withholding taxes. These guidelines establish an expectation that, within a five-year period, executive officers shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary. Executive officers will have five years from hire of the effective date of the policy to meet the following guidelines:

•	CEO: five times base salary

•	EVPs and SVPs: three times base salary

•	VPs: one times base salary

•	Non-Employee Directors: five times annual retainer and committee fees paid in cash

At December 31, 2015, all current NEOs and Directors either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy

Consistent with the Dodd-Frank Act, the Board has adopted a policy that will enable the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

401(k) Savings Plans and Other Retirement Benefits

Mobile Mini maintains contributory 401(k) retirement plans covering eligible employees in the United States and to which Mobile Mini makes certain matching contributions. These plans are designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The amount the Company contributed to each NEO in 2015, if any, is reflected in the “2015 Summary Compensation Table” in this Proxy Statement. The Company maintains similar plans in Canada and the U.K., regulated by the laws in those countries.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2015 are included in the “2015 Summary Compensation Table” in this Proxy Statement.

Deductibility of Executive Compensation

In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the limitation of the tax deduction for Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that is not reasonable or exceeds $1 million in any taxable year. There are certain exceptions to this limitation including that the compensation be considered “performance-based.” Some compensation paid to our NEOs is not deductible due to Section 162(m) limitations.

Within our executive compensation program, all stock option grants are considered performance-based and are thereby not limited; however, the deduction for compensation derived from time-based restricted stock or unit awards and certain bonus payments, can potentially be limited by the Section 162(m). The Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

Derivatives Trading

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of our NEOs, which have been amended from time to time and are included as Exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The agreements, which expire on December 31st of each year, are subject to automatic extensions for successive one-year periods unless the Company or the NEO gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

On January 14, 2016, we entered into an amended and restated employment agreement with Mr. Olsson, our President and CEO. The agreement extends the term of his employment through December 31, 2016, with automatic successive one-year periods. The agreement, which is effective as of January 14, 2016, did not change Mr. Olsson’s base salary and annual bonus target compensation. Mr. Olsson’s LTI target was increased to $1,800,000 from $1,500,000. The amended and restated employment agreement provides for the acceleration of certain future equity awards in connection with separation as described below.

Termination for Cause

The Company may terminate Mr. Olsson’s employment agreement for Cause (as defined in the employment agreement), which includes (i) theft, material dishonesty in connection with Mr. Olsson’s employment, or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of Company’s confidential or proprietary information; (iii) Mr. Olsson’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs Mr. Olsson’s ability to perform his duties for Company; (iv) willful misconduct or breach of fiduciary duty for personal profit by Mr. Olsson; (v) Mr. Olsson’s material failure to abide by Company’s code of conduct or code of ethics policies resulting in demonstrable injury to Company or its reputation; or (vi) a material breach of the employment agreement by Mr. Olsson which is not cured within thirty (30) days of receipt by Mr. Olsson of reasonably detailed written notice from Company. The Company may also terminate the employment agreement upon Mr. Olsson’s disability or by written notice.

The Company may terminate the other NEOs’ employment agreements for Cause (as defined in the employment agreements), which includes (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon the NEO’s disability or by written notice.

Termination for Good Reason

Mr. Olsson may terminate the employment agreement for Good Reason (as defined in the employment agreement), which includes (i) a material, adverse change in his authority, duties or responsibilities, including without limitation any change in his reporting relationship such that he ceases to report directly to the Board; (ii) a failure to pay his base salary or bonus, or any material reduction in his base salary or his target bonus percentage opportunity (subject to applicable performance requirements with respect to the actual amount of bonus earned by Mr. Olsson); (iii) the relocation of his work place for Company to a location more than 50 miles from the primary work location, unless the new primary work location is less than 50 miles away from his home immediately prior to the change; or (iv) the failure of Company or any successor to honor any material term of the agreement. Mr. Olsson may also voluntarily terminate the employment agreement by giving 30 days prior written notice to the Company. In the event Mr. Olsson is terminated by the Company without Cause, or if he terminates his employment for Good Reason, Mr. Olsson will receive a cash severance payment (totaling two times his annual base salary) over a period of 24 months, in lieu of a lump sum payment. Mr. Olsson will also receive a pro-rated bonus based on actual results for the year in which the termination date occurs. Additionally, Mr. Olsson will be entitled to certain share-based awards and payment of health care benefits for 24 months. Mr. Olsson will not receive any severance benefit in the event of his death or disability.

The other NEOs may terminate their employment agreements for Good Reason, (as defined in the employment agreements), which includes (i) assignment of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assigned an agreement to assume and perform under the employment agreement (for each NEO, except Mr. Funk), or (vi) relocation of the NEO to an office outside the Phoenix metropolitan area (for certain NEOs). NEOs may also voluntarily terminate their employment agreements by giving 90 days prior written notice to the Company. In the event any of the other NEOs are terminated by the Company without Cause, or if any such NEO terminates his or her employment for Good Reason, such NEO will receive cash severance payments totaling the NEO’s highest annual base salary in effect at any time prior to the date the notice of termination is given plus an amount equal to (i) 100% of the higher of the then in effect annual base salary or the annual base salary in effect during the prior 12, months for Mr. Funk, or (ii) 75% of the then in effect annual base salary for the other NEOs. Such payments are payable in a lump sum. Our other NEOs will also continue to receive health care benefits for 12 months and will be entitled to certain share-based awards. In the case of death or disability of any of our other NEOs, his or her estate is entitled to a pro-rated amount of his or her cash bonus (determined by the average cash bonus amount paid in the preceding two years).

Change in Control

Each of our NEOs is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. A Change in Control (as defined in the employment agreements) of the Company, includes (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination associated with a Change in Control, Mr. Olsson will receive a cash severance payment (totaling two times the sum of his annual base salary plus his target bonus). Mr. Olsson will also receive a pro-rated bonus based on actual results for the year in which the termination date occurs. Additionally, Mr. Olsson will be entitled to certain share-based awards and payment of health care benefits for 24 months.

In the event any of the other NEOs are terminated by the Company in conjunction with a Change in Control, or if any such NEO terminates his or her employment for Good Reason, such NEO will receive cash severance payments totaling two times the sum of the NEO’s highest annual base salary in effect at any time prior to the date the notice of termination is given plus an amount equal to (i) 100% of the higher of the then in effect annual base salary or the annual base salary in effect during the prior 12, months for Mr. Funk, or (ii) 75% of the then in effect annual base salary for the other NEOs. Such payments are payable in a lump sum.

Other

Mr. Olsson’s employment agreement also contains covenants not to solicit or compete for two years, provided that the covenant not to compete does not apply following a Change in Control unless Mr. Olsson reaffirms his compliance with such covenant following the Change in Control event.

The employment agreements for all other NEOs provide that the NEOs will not solicit employees or customers of the Company during his or her employment or within two years of the termination of employment.

We have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not (i) compete with the Company for a period, ranging from six months to two years, after termination of employment, or (ii) disclose confidential information of a proprietary nature to third parties.

Potential Payments upon Termination or Change in Control

Receipt of the severance benefits for Mr. Olsson is conditioned on Mr. Olsson’s release of claims against the Company and Mr. Olsson’s compliance with certain post-employment covenants under the employment agreement. Mr. Olsson’s severance payments and other benefits may be reduced to the extent such payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

In each of the circumstances described below, our NEOs are eligible to receive earned, unpaid salary through the date of termination and benefits that are unconditionally accrued as of the date of termination pursuant to policies applicable to all employees. Change in Control severance benefits would only be payable following a Change in Control if the executive was terminated without Cause for Good Reason, or due to death or disability (a so-called “double trigger”).

Acceleration of Share-based Awards upon Termination without Cause or for Good Reason

Upon termination without Cause or for Good Reason, Mr. Olsson is entitled to accelerated vesting related to certain equity-based awards granted after January 14, 2016, the date of his most recent amended and restated employment agreement. Specifically, all service-based restrictions on outstanding equity-based awards granted after the date of the amended and restated employment agreement would lapse and such equity awards shall become 100% vested. However, any performance targets and goals applicable to performance-based option awards granted after the date of the amended and restated employment agreement must continue to be satisfied for each period relevant to such award. Performance-based restricted stock awards would not be accelerated upon such a separation. Mr. Olsson is not entitled to acceleration of restricted stock awards or stock option awards that were granted prior to January 14, 2016. Upon termination without Cause, or for Good Reason, the other NEOs are entitled to the acceleration of all awards, with the exception of any performance-based restricted stock awards, which must continue to be satisfied for each period relevant to such award.

Acceleration of Share-based Awards upon Change in Control

Upon termination within one year of change in control, Mr. Olsson and the other NEOs are entitled to the acceleration of all awards, with the exception of any performance-based restricted stock awards.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following NEOs under these termination scenarios as of December 31, 2015:

Termination by the Company Without Cause or by the Employee for Good Reason	Bonus Earned But Not Paid	Termination Payments	Life and Health Benefits	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Erik Olsson	$164,077	$2,000,000	$15,775	$—	$—	$2,179,852
Mark E. Funk	51,826	848,720	4,375	510,999	43,712	1,459,632
Kelly Williams	51,826	742,630	12,162	380,066	—	1,186,684
Christopher J. Miner	39,033	559,316	12,066	252,776	11,050	874,241
Lynn M. Courville	28,303	405,563	5,094	203,746	—	642,706
Ruth L. Hunter(1)	—	603,388	15,051	526,719	39,753	1,184,911

(1)	Information for Ms. Hunter is based upon her actual departure on April 16, 2015.

Termination Within One Year of Change in Control	Bonus Earned But Not Paid	Termination Payments	Life and Health Benefits	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Erik Olsson	$164,077	$4,000,000	$15,775	$1,604,720	$953,335	$6,737,907
Mark E. Funk	51,826	1,697,440	8,749	510,999	43,712	2,312,726
Kelly Williams	51,826	1,485,260	24,323	380,066	—	1,941,475
Christopher J. Miner	39,033	1,118,632	24,132	252,776	11,050	1,445,623
Lynn M. Courville	28,303	811,125	10,189	203,746	—	1,053,363

The value of accelerated stock awards is calculated as the $31.13 closing price of the Company’s common stock on December 31, 2015, multiplied by the number of units that would accelerate. For accelerated stock option awards that have intrinsic value (the $31.13 closing price of the Company’s common stock on December 31, 2015 is greater than the exercise price of the option), the accelerated equity value is calculated as the intrinsic value multiplied by the number of stock option awards. Accelerated stock option awards with no intrinsic value are not included in this calculation.

COMPENSATION TABLES

The following table provides information concerning the total compensation earned in fiscal 2015, 2014 and 2013 by the Chief Executive Officer, the Chief Financial Officer and the three other persons servicing as executive officers at the end of fiscal 2015 who were the most highly compensated executive officers of the Company in fiscal 2015. In addition, included in the table is one executive officer who would have been included but for the fact that she was not serving as an executive officer of the Company at the end of the last completed fiscal year. These six officers are collectively referred to as the Named Executive Officers, or NEOs, in this Proxy Statement.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Erik Olsson(1)	2015	$1,038,462	$749,989	$749,992	$164,077	$7,395	$2,709,915
Chief Executive Officer & President	2014	1,000,000	750,017	749,999	760,000	7,983	3,267,999
	2013	791,781	1,500,006	22,019,677	888,563	5,909	25,205,936
Mark E. Funk	2015	437,354	257,498	257,499	51,826	7,902	1,012,079
Chief Financial Officer & Executive Vice President	2014	408,157	249,992	249,996	232,649	7,876	1,148,670
	2013	384,167	574,121	1,007,225	431,017	7,377	2,403,907
Kelly Williams(1)	2015	437,354	257,498	257,499	51,826	84,577	1,088,754
Executive Vice President & Chief Operating Officer	2014	316,638	257,523	257,485	194,586	26,106	1,052,338
	2013	—	—	—	—	—	—
Christopher J. Miner	2015	329,395	155,124	155,142	39,033	1,195	679,889
Senior Vice President, General Counsel	2014	304,835	144,988	144,999	173,756	783	769,361
	2013	290,000	153,491	263,947	211,536	1,209	920,183
Lynn M. Courville(1)	2015	238,846	112,493	112,498	28,303	1,000	493,140
Senior Vice President, Human Resources	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—
Ruth L. Hunter(2)	2015	143,661	167,363	167,371	—	637,541	1,115,936
Former Senior Vice President, Sales and Marketing	2014	332,125	162,509	162,500	189,311	39,976	886,421
	2013	81,918	278,584	289,454	140,000	3,420	793,376

(1)	Mr. Olsson joined the Company in March 2013 as our Chief Executive Officer and President. Mr. Williams joined the Company in July 2013 and assumed the position of Executive Vice President, Operations in June 2014, and became an NEO in 2014. Ms. Courville joined the Company in March 2012 and assumed the position of Senior Vice President of Human Resources in August 2013, and became an NEO in 2015.

(2)	Ms. Hunter joined the Company in October 2013 as our Senior Vice President of Sales and Marketing, and departed from the Company effective April 16, 2015. In accordance with her employment agreement for a termination without cause of for good reason, Ms. Hunter received a lump sum termination payment amount equal to her then current salary, plus 75% of her then current salary, for a total of approximately $603,388, and $33,153 for accrued vacation. Severance-related payments are included in all other compensation in the above table. Also in accordance with her employment agreement, the Company has paid for health and life benefits subsequent to Ms. Hunter’s departure.

Salary. This column sets forth the base salary earned during each fiscal year.

Stock Awards. This column sets forth the grant date fair value of the restricted stock awards granted to the NEOs during each fiscal year as part of the Company’s LTI plan. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the fair market value of the Company’s common stock on the grant date, or in the case of performance-based stock awards the date the award was approved by the Compensation Committee. Performance-based awards included in the table above have been valued assuming all future performance targets will be achieved, and that all granted shares will vest, as the Company believes full vesting is the probable outcome. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used to value equity awards are disclosed in Note 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016.

Option Awards. This column sets forth the grant date fair value of options to purchase shares of the Company’s common stock granted to the NEOs during each fiscal year. The grant-date fair value of these options was calculated in accordance with stock-based accounting rules (ASC Topic 718). Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used to value equity awards are disclosed in Note 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016.

Non-Equity Incentive Plan Compensation. This column sets forth the amount of compensation earned by the NEOs under our short-term incentive plan. These amounts are generally paid in the first quarter subsequent to the year earned.

All Other Compensation. This column sets forth all of the compensation for each fiscal year that was not reportable in any other column of the Summary Compensation Table and consists of the following:

Named Executive Officer	Year	Severance- related Payments	Auto Allowance	401(k) Match	Relocation Expense	Other	Total
Erik Olsson	2015	$—	$7,200	$—	$—	$195	$7,395
	2014	—	7,200	—	—	783	7,983
	2013	—	5,700	—	—	209	5,909
Mark E. Funk	2015	—	7,200	—		702	7,902
	2014	—	7,200	—	—	676	7,876
	2013	—	7,200	—	—	177	7,377
Kelly Williams	2015	—	—	1,000	83,577	—	84,577
	2014	—	—	1,000	25,106	—	26,106
	2013	—	—	—	—	—	—
Christopher J. Miner	2015	—	—	1,000	—	195	1,195
	2014	—	—	—	—	783	783
	2013	—	—	1,000	—	209	1,209
Lynn M. Courville	2015	—	—	1,000	—	—	1,000
	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—
Ruth L. Hunter	2015	636,541	—	1,000	—	—	637,541
	2014	—	—	875	38,624	477	39,976
	2013	—	—	—	3,246	174	3,420

2015 GRANTS OF PLAN-BASED AWARDS

Stock awards vest in four equal annual installments and option awards vest in three annual installments. Vesting is contingent upon the NEO’s continued services with the Company through each vesting period. The following table sets forth certain information regarding grants of plan-based awards under the Company’s Equity Incentive Plan during 2015 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target (1)	Maximum
Erik Olsson	1/22/15					89,114	$42.78	$749,992
	1/22/15				20,161			749,989
		$10,385	$1,038,462	$2,076,924
Mark E. Funk	1/22/15					30,596	42.78	257,499
	1/22/15				6,922			257,498
		3,280	328,016	656,031
Kelly Williams	1/22/15					30,596	42.78	257,499
	1/22/15				6,922			257,498
		3,280	328,016	656,031
Christopher J. Miner	1/22/15					18,434	42.78	155,142
	1/22/15				4,170			155,124
		2,470	247,046	494,093
Lynn M. Courville	1/22/15					13,367	42.78	112,498
	1/22/15				3,024			112,493
		1,791	179,135	358,269
Ruth L. Hunter(2)	1/22/15					19,887	42.78	167,371
	1/22/15				4,499			167,363

(1)	The target amount takes into consideration the effect of 2015’s 27 pay periods, as compared to 26 pay periods, which is more common.
(2)	Ms. Hunter was not eligible to participate in the non-equity incentive plan as she was not an employee at the time of payment.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards as of December 31, 2015 for each of our NEOs included in the 2015 Summary Compensation Table. Ms. Hunter was not an NEO as of December 31, 2015, and she does not have any outstanding equity awards at fiscal year-end. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Unearned	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Number of Unearned Shares of Stock That Have Not Vested	Market Value of Unearned Shares That Have Not Vested
Name and Grant Date	Exercisable	Unexercisable
Erik Olsson
3/18/2013	666,666	333,334	(1)		$28.27	03/18/2023	4,576	(4)	$142,451	8,688	$270,457
3/18/2013	333,332	166,668	(2)		32.51	03/18/2023	13,264	(5)	412,908
3/18/2013	333,332	166,668	(2)		36.75	03/18/2023
2/18/2014	22,956	45,910	(2)		47.75	02/18/2024	13,548	(5)	421,749
1/22/2015		89,114	(2)		42.78	01/22/2025	20,161	(5)	627,612
Mark E. Funk
12/16/2010	19,666				19.76	12/16/2020
12/27/2011	66,167				18.17	12/27/2021
03/15/2013	31,002	19,005	(3)	8,538	28.83	03/15/2023	4,978	(6)	154,965
02/18/2014	7,652	15,303	(2)		47.75	02/18/2024	4,515	(5)	140,552
01/22/2015		30,596	(2)		42.78	01/22/2025	6,922	(5)	215,482
Kelly Williams
07/24/2013	841	285	(3)	128	34.90	07/24/2023	626	(5)	19,487
02/18/2014	1,645	3,290	(2)		47.75	02/18/2024	971	(5)	30,227
05/02/2014	3,378	6,755	(2)		51.74	05/02/2024	1,959	(5)	60,984
08/01/2014	3,131	6,260	(2)		42.95	08/01/2024	1,731	(5)	53,886
01/22/2015		30,596	(2)		42.78	01/22/2025	6,922	(5)	215,482
Christopher J. Miner
12/16/2010	8,220				19.76	12/16/2020
12/27/2011	15,018				18.17	12/27/2021
03/15/2013	8,689	4,804	(3)	2,158	28.83	03/15/2023	1,331	(6)	41,434
02/18/2014	4,527	8,787	(2)		47.75	02/18/2024	2,619	(5)	81,529
01/22/2015		18,434	(2)		42.78	01/22/2025	4,170	(5)	129,812
Lynn M. Courville
12/18/2012							198	(7)	6,164
12/23/2013							1,291	(8)	40,189	2,450	76,268
02/18/2014	3,444	6,886	(2)		47.75	02/18/2024	2,032	(5)	63,256
01/22/2015		13,367	(2)		42.78	01/22/2025	3,024	(5)	94,137

(1)	These options vest in three equal annual installments with the first installment vesting on the first anniversary of the award date. These options vest subject to the successful completion of certain performance-based targets. Vesting of the final tranche was subject to performance conditions related to the fiscal year ended December 31, 2015, which have been met.

(2)	These options vest in three equal annual installments with the first installment vesting on the first anniversary of the award date.

(3)	These options vest in three equal installments. These options vest subject to the successful completion of certain performance-based targets. Vesting of the final tranche was subject to performance conditions related to the fiscal year ended December 31, 2015. For the year ended December 31, 2015, the percent of performance target achieved, was 91.0%. These awards were also subject to certain cumulative targets. The cumulative three-year target was achieved at 96.9%, which will ultimately result in the vesting of 69% of the final tranche. The remaining options included in the Equity Incentive Plan Awards: Unearned column, will be forfeited.

(4)

These stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the award date. The unvested earned awards were subject to the successful completion of certain performance-based targets. For the year ended December 31, 2015, the percent of performance target achieved, was 91.0%. This award was also subject to certain cumulative targets. The cumulative target through December 31, 2015 was achieved at 96.9%, which results in the vesting of 69%, or 4,576 shares, of the 2015 tranche on March 18, 2016. The remaining 2,056 shares in the 2015 tranche may still vest upon the successful achievement of the 2016 cumulative target, which will include results for the year ended December 31, 2016. The final tranche of 6,632 shares is subject to performance targets based on the results for the year ended December 31, 2016, as well as a cumulative target.

(5)	These stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the award date.

(6)	These stock awards vest in four equal installments with the first installment vesting in December 2013 and the remaining installments vesting annually from that date.

(7)	These stock awards vest in five equal annual installments with the first installment vesting on the first anniversary of the award date.

(8)	These stock awards vest in three equal installments. The unvested earned awards were subject to the successful completion of certain performance-based targets. For the year ended December 31, 2015, the percent of performance target achieved, was 91.0%. This award was also subject to certain cumulative targets. The cumulative target through December 31, 2015 was achieved at 96.9%, which results in the vesting of 69%, or 1,291 shares, of the 2015 tranche in March 2016. The remaining 580 shares in the 2015 tranche may still vest upon the successful achievement of the 2016 cumulative target, which will include results for the year ended December 31, 2016. The final tranche of 1,870 shares is subject to performance targets based on the results for the year ended December 31, 2016, as well as a cumulative target.

Option Awards. These columns set forth, for each stock option grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon exercise of outstanding options. Equity Incentive Plan Awards are performance-based options subject to the achievement of performance-based targets established by the Compensation Committee. Awards for which the performance conditions have been met, but that have not yet vested are included in the “unexercisable” column. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets.

Stock Awards. These columns set forth, for each restricted stock grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon the lapse of restrictions. Equity Incentive Plan Awards are performance-based awards subject to the achievement of performance-based targets established by the Compensation Committee. Awards for which the performance conditions have been met, but that have not yet vested are included in the “number of shares that have not vested” column See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets. Market value amounts represent the product of the closing price of our common stock on December 31, 2015 of $31.13, multiplied by the number of unvested shares.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise by our NEOs or vesting of equity awards held by such NEOs during 2015 and the amount realized on such exercise or vesting for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Erik Olsson	—	$—	17,782	$706,247
Mark E. Funk	10,000	149,500	11,998	412,544
Kelly Williams	—	—	1,868	70,462
Christopher J. Miner	—	—	3,455	122,150
Lynn M. Courville	—	—	2,648	107,527
Ruth L. Hunter(1)	20,213	84,840	13,978	567,808

(1)	Upon termination, the vesting for 43,174 option awards and 12,999 shares of restricted stock were accelerated for Ms. Hunter. The intrinsic value of the accelerated option awards was approximately $39,753 and the value of the accelerated stock awards was approximately $526,719.

The value realized on the exercise of options is computed as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the option award, multiplied by the number of options exercised. The value realized on the vesting of stock awards is the closing price of our common stock on the NASDAQ Stock market on the vesting date multiplied by the number of shares vested. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.

2015 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2015 NONQUALIFIED DEFERRED COMPENSATION

We do not offer any nonqualified deferred compensation for any of our employees.

2015 DIRECTOR COMPENSATION

Information regarding our non-employee Director compensation can be found under “Compensation of Non-Employee Directors” presented previously in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

With the ETS Acquisition, the Company acquired its subsidiary, Water Movers, which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our Chairman of the Board. These lease agreements began in 2013, prior to the ETS Acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently approximately $212,000 per year. Any future proposed renewals of these lease agreements will be reviewed by the Board as related party transactions.

None of the members of the Compensation Committee are or have been an officer or employee of the Company. Except as disclosed above, during the fiscal year ended December 31, 2015, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 31, 2015, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Company’s 2016 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2016 Proxy Statement and in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

Jeffrey S. Goble (Chair)

James J. Martell

Sara R. Dial

Kimberly J. McWaters

Lawrence Trachtenberg (1)

(1)	Mr. Trachtenberg was a member of the Compensation Committee for a portion of 2015. He is not currently a member of any committee of the Board.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act (“SEC Rule 14a-8”), wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2017 Annual Meeting must submit their proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on November 14, 2016 (120 days prior to the anniversary of this year’s mailing date). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy statement for the 2016 Annual Meeting. Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Under our Bylaws, in order to be properly brought before the 2017 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2017 Annual Meeting. If the 2017 Annual Meeting is held more than 30 days before or after the first anniversary of the date of this Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to SEC Rule 14a-8 by the later of the 90th day prior to the 2017 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We intend to hold our 2017 Annual Meeting in April 2017. As a result, if, for example, we hold our 2017 Annual Meeting on April 27, 2017, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than December 28, 2016, and no later than January 27, 2017.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel regarding our Bylaw and the SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at our 2017 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2015 Annual Report is available electronically and will be mailed to requesting stockholders. The 2015 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the Record Date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the fiscal year ended

December 31, 2015 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Phoenix, Arizona

Dated: March 15, 2016

MOBILE MINI, INC. 4646 E. VAN BUREN STREET SUITE 400 PHOENIX, AZ 85008	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E03812-P71815	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  MOBILE MINI, INC.

The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors		For	Against	Abstain
Nominees:

	1a.	Jeffrey S. Goble	☐	☐	☐

	1b.	James J. Martell	☐	☐	☐

	1c.	Stephen A McConnell	☐	☐	☐

	1d.	Frederick G. McNamee, III	☐	☐	☐

	1e.	Kimberly J. McWaters	☐	☐	☐

	1f.	Lawrence Trachtenberg	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

The Board of Directors recommends you vote FOR		For	Against	Abstain
proposals 2 and 3.

2.	Ratification of the retention of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2016.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

NOTE: When properly executed, this proxy will be vote as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2 and 3. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E03813-P71815

PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2016 AT 11:00 AM, LOCAL TIME

The undersigned appoints Erik Olsson and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”) to be held on April 28, 2016 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on March 4, 2016.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions